EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-1377
damon@spotlightmarcom.com

American Healthcare REIT Formed Upon Completed Merger of
Griffin-American Healthcare REIT III and Griffin-American Healthcare REIT IV
and Acquisition of American Healthcare Investors
Transaction creates $4.2 billion self-managed, diversified healthcare REIT

IRVINE, Calif. (Oct. 1, 2021) – American Healthcare REIT, Inc. (formerly known as Griffin-American Healthcare REIT IV, Inc., or “GAHR IV”) announced today that it has completed its merger with Griffin-American Healthcare REIT III, Inc. (“GAHR III”) in a tax-free, stock-for-stock transaction that created a combined company with a gross investment value1 of approximately $4.2 billion in healthcare real estate assets.

In conjunction with the merger, the previously announced acquisition of American Healthcare Investors (“AHI”), the co-sponsor of both REITs, was completed. Each of the more than 100 employees of AHI, including its three founders, have become employees of the newly combined company. As a result, American Healthcare REIT is self-managed with a fully integrated management platform with capabilities across acquisitions, asset management, finance, accounting and tax, that are expected to result in operational cost savings of approximately $21 million annually, based on the projected fees and expenses the companies would have likely incurred absent the successful completion of the merger transaction and AHI acquisition.

“We are pleased to have completed this merger and are excited about the future prospects of American Healthcare REIT,” said Danny Prosky, chief executive officer and president. “As a large, diverse, and self-managed healthcare REIT, we believe we are strategically positioned to pursue a future listing or IPO on a national stock exchange that would provide liquidity to our existing stockholders and unlock greater growth and value enhancement opportunities as a publicly traded company.”

American Healthcare REIT owns and/or operates an approximately 19 million-square-foot international portfolio of healthcare real estate comprised of 312 medical office buildings, senior housing communities, skilled nursing facilities and other real estate-related investments across 36 states and the United Kingdom.

(1) Gross investment value is comprised of acquisition costs and subsequent capital expenditures that pertain to the company’s pro-rata ownership.

About American Healthcare REIT, Inc.
American Healthcare REIT, Inc., a self-managed, publicly registered, real estate investment trust, owns and/or operates and manages a diverse portfolio of healthcare real estate assets totaling approximately 19 million square feet with a gross investment value of approximately $4.2 billion. As of June 30, 2021, this international portfolio includes 312 buildings comprised of medical office buildings, senior housing communities, skilled nursing facilities and other real estate-related investments across 36 states and the United Kingdom. For more information, please visit www.AmericanHealthcareREIT.com.

Forward-Looking Statements
This release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; no assurance can be given that these expectations will be attained. Factors that could cause actual results to differ materially from these expectations include, but are not limited to, the ability of the combined company to achieve the expected operational efficiencies and cost savings or to engage in a future listing or IPO on a national stock exchange; the ability to use the public markets for growth capital; the impact of the COVID-19 pandemic on the operations and financial condition of the company and the real estate industries in which it operates; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of the company; and other factors, including those set forth in the Risk Factors section of GAHR III’s and GAHR IV’s most recent Annual Reports on Form 10-K for the year ended December 31, 2020, as updated by GAHR III’s and GAHR IV’s subsequent Quarterly Reports on Form 10-Q for the period ended June 30, 2021, filed with the Securities and Exchange Commission (the “SEC”), and other reports filed by GAHR III and GAHR IV with the SEC, copies of which are available on the SEC’s website, www.sec.gov. GAHR III and GAHR IV undertake no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

###